                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        VANGUARD CELLULAR SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     [logo]


April 20, 1998

To the Shareholders of
Vanguard Cellular Systems, Inc.:

            I am pleased to invite you to the Annual Meeting of Shareholders of your Company to be held at 9:30 a.m. on Tuesday, May 19, 1998, at the Company's principal executive offices, 2002 Pisgah Church Road, Greensboro, North Carolina. The Notice of the meeting and a Proxy Statement relating to matters to be considered at the meeting are attached and a proxy card and return envelope are enclosed. The shareholders are being asked to consider and approve the reelection of certain members of the Board of Directors and ratify the selection of Arthur Andersen LLP as the Company's independent auditors. These proposals are discussed in detail in the enclosed Proxy Statement.

            Whether or not you plan to attend the Annual Meeting, please sign and return the proxy card in the postpaid return envelope so that your vote may be counted.

            Information relating to the Company's activities and operations during the fiscal year ended December 31, 1997, is contained in the Company's Annual Report, which is enclosed.


                                           Sincerely,



                                           Haynes G. Griffin
                                           Chairman of the Board

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                         VANGUARD CELLULAR SYSTEMS, INC.


TO THE SHAREHOLDERS OF VANGUARD CELLULAR SYSTEMS, INC.:

            NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of VANGUARD CELLULAR SYSTEMS, INC. will be held at the Company's principal executive offices, 2002 Pisgah Church Road, Greensboro, North Carolina on Tuesday, May 19, 1998, at 9:30 a.m. for the following purposes:

         1. To elect three Class II nominees to the Board of Directors to serve a three-year term until the 2001 Annual Meeting of Shareholders;

         2. To ratify the appointment of Arthur Andersen LLP as auditors for the present year; and

         3. To consider and act upon any other business that may come before the meeting or any adjournment thereof.

            All shareholders are invited to attend the meeting. Only those shareholders of record as of the close of business on April 3, 1998, shall be entitled to notice of and to vote at the meeting. It is important that your stock be represented at this meeting to assure the presence of a quorum.

            ENCLOSED IS A PROXY CARD WHICH YOU ARE URGED TO SIGN AND RETURN IN THE POSTPAID RETURN ENVELOPE.


                                    By Order of the Board of Directors



                                    Stephen R. Leeolou
                                    Secretary
April 20, 1998

                         VANGUARD CELLULAR SYSTEMS, INC.

                                 Proxy Statement

            This Proxy Statement is furnished to the shareholders of Vanguard Cellular Systems, Inc. (the "Company") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders to be held on May 19, 1998. The address of the Company's principal executive offices is 2002 Pisgah Church Road, Greensboro, North Carolina 27455-3314. The approximate date on which this Proxy Statement and the enclosed proxy were first sent or given to shareholders was April 20, 1998.

            The enclosed proxy is being solicited by the Board of Directors of the Company. A shareholder who executes the accompanying proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation prior to the meeting and not revoked before their exercise will be voted, and, if a choice is specified with respect to any matter to be acted upon, the shares will be voted in accordance with such specification. If no direction is made in the proxy, the shares will be voted for the nominees for director named in this Proxy Statement and for the other proposals described herein.

         The cost of solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telegram by directors, officers and employees of the Company or by D.F. King & Co., Inc. of New York, New York. D.F. King is being paid a fee of $4,500 for this service. In addition, brokers and other custodians, nominees or fiduciaries may be reimbursed for their expenses in forwarding proxy materials to principals and obtaining their proxies.

                          VOTING SECURITIES OUTSTANDING

            Only shareholders of record as of the close of business on April 3, 1998, will be entitled to notice of and to vote at the Annual Meeting. On such date, the Company had 37,232,053 shares of Class A Common Stock, par value $0.01 per share ("Common Stock"), issued and outstanding. There are no other voting securities outstanding. Each share is entitled to one vote.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

            The following are the only persons known to the Company who beneficially own more than five percent of the Company's outstanding Common
Stock:

                                                                             Beneficial Ownership (2)(3)
                                                                         -----------------------------------
               Name and Address (1)                                         Shares                Percent
               --------------------                                         ------                -------
                  The Equitable Companies Incorporated                    3,156,625(4)               8.48%
                     1290 Avenues of the Americas
                     New York, NY  10104

                  Stuart S. Richardson                                    2,120,248(5)               5.66%
                     c/o Lexington Global Asset Managers, Inc.
                     Park 80 West, Plaza Two
                     Saddle Brook, NJ  07663

----------

(1) Does not include Peter L. Richardson, whose address is c/o Piedmont Financial Company, 230 North Elm Street, Greensboro, NC 27401, who may be deemed a beneficial owner of more than five percent of the Common Stock by reason of his position as trustee of certain trusts. Mr. Richardson serves as trustee of the H. Smith Richardson Testamentary Trust, the Smith Richardson Foundation and the Grace Jones Richardson Testamentary Trust. The H. Smith Richardson Testamentary Trust holds 372,882 shares of Common Stock (1.00%), the Smith Richardson Foundation holds 1,020,292 shares of Common Stock (2.74%), and the Grace Jones Richardson Testamentary Trust holds 395,542 shares of Common Stock (1.06%). In addition to shares that are held by these entities and that may be deemed beneficially owned by Mr. Richardson, Mr. Richardson also may be deemed to beneficially own 221,530 shares of Common Stock (0.59%). As described in footnote (5) below, Stuart S. Richardson also serves as a trustee of the H. Smith Richardson Testamentary Trust, the Smith Richardson Foundation and the Grace Jones Richardson Testamentary Trust and shares held by such entities are included in his beneficial ownership.

(2) The descendants of Lunsford Richardson, Sr., their spouses, trusts and corporations in which they have interests and charitable organizations established by such descendants (collectively referred to as the "Richardson Family") beneficially own approximately 9,516,202 shares or 24.96% of the Company's Common Stock and consequently may, if they act in concert, be in a position to control the management and the affairs of the Company. Such number of shares includes 890,250 shares which members of the Richardson Family have the right to acquire under presently exercisable options granted to them under Company stock option plans. The individuals and institutions constituting the Richardson Family have differing interests and may not necessarily vote their shares in the same manner. Furthermore, trustees and directors have fiduciary obligations (either individually or jointly with other fiduciaries) that may dictate positions that differ from their personal interests.

(3) Unless otherwise indicated, all shares are owned of record by the persons named and the beneficial ownership consists of sole voting power and sole investment power.

(4)      Ownership as of December 31, 1997 as reported to the Company on a
         Schedule 13G dated February 10, 1998. According to the Schedule 13G, Equitable may be deemed to exercise sole voting power as to 2,883,425 shares and sole dispositive power as to 3,150,625 shares. AXA-UAP and a group consisting of four French mutual insurance companies, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Alpha Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, may be deemed to exercise sole voting and dispositive power over all of the foregoing shares attributed to Equitable.

(5) Ownership as of April 3, 1998. Includes 200,750 shares that Mr. Richardson has the right to acquire under presently exercisable stock options granted to him under Company stock option plans; 17,900 shares owned by Mr. Richardson's spouse; 372,882 shares held by the H. Smith Richardson Testamentary Trust, 1,020,292 shares held by the Smith Richardson Foundation and 395,542 shares held by the Grace Jones Richardson Testamentary Trust, of which Mr. Richardson is a trustee; and 81,843 shares held by various other trusts of which Mr. Richardson is also a trustee. The shares shown as beneficially owned do not include 66,296 shares held in trusts for the benefit of Mr. Richardson's children. Mr. Richardson denies beneficial ownership of the shares held by such trusts. The shares shown also do not include 135,911 shares held by trusts of which Mr. Richardson may be deemed to share investment power, but exercise no voting power. Mr. Richardson denies beneficial ownership of the shares directly owned by his spouse.

                        SECURITY OWNERSHIP OF MANAGEMENT

            The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock, as of April 3, 1998, by its directors, nominees for election as directors, the executive officers named in the Summary Compensation Table and by all directors, nominees and executive officers as a group.

                                                              Amount and Nature
Name of Beneficial Owner                                 of Beneficial Ownership (1)      Percent
------------------------                                 ---------------------------      -------

Stuart S. Richardson..................................           2,120,248   (2)           5.66%
Haynes G. Griffin.....................................           1,561,156   (3)           4.12%
Stephen R. Leeolou....................................           1,621,428   (4)           4.28%
L. Richardson Preyer, Jr..............................           1,758,571   (5)           4.64%
Timothy G. Biltz......................................             139,022   (6)           *
Stephen L. Holcombe...................................             202,909   (7)           *
Richard C. Rowlenson .................................             212,252   (8)           *
F. Cooper Brantley....................................              25,198   (9)           *
Doris R. Bray.........................................              10,800   (10)          *
Robert M. DeMichele...................................           1,037,542   (11)          2.79%
L. Richardson Preyer, Sr..............................              71,673   (12)          *
Robert A. Silverberg..................................             169,000   (13)          *
All Directors, Nominees and Executive Officers
      as a group (14 persons).........................           8,175,294   (14)         20.34%

----------

 *       Represents less than 1%

(1) Unless otherwise indicated, all shares are owned of record by the persons named and the beneficial ownership consists of sole voting power and sole investment power.

(2) For a detailed description of the nature of Mr. Richardson's beneficial ownership, see "Security Ownership of Certain Beneficial Owners."

(3) Includes 681,000 shares that Mr. Griffin has the right to acquire under presently exercisable stock options granted to him under Company stock option plans. Also includes 5,271 shares owned by Mr. Griffin's spouse as to which he shares voting and investment power. Does not include 26,742 shares held by trusts, the sole beneficiaries of which are Mr. Griffin's sons and the trustee of which is Mr. Griffin's brother. Mr. Griffin denies beneficial ownership of the foregoing shares owned by his spouse and held by such trusts. The shares shown also do not include 173,555 shares held by a trust of which Mr. Griffin may be deemed to share investment power but over which he has no voting power.

(4) Includes 681,000 shares that Mr. Leeolou has the right to acquire under presently exercisable stock options granted to him under Company stock option plans. Does not include 36,954 shares held by trusts, the sole beneficiaries of which are Mr. Leeolou's children and the trustee of which is Mr. Leeolou's brother. Mr. Leeolou denies beneficial ownership of the shares held by these trusts. The shares shown also do not include 150,000 shares held by a trust of which Mr. Leeolou may be deemed to share investment power but over which he has no voting power.

(5) Includes 681,000 shares that Mr. Preyer has the right to acquire under presently exercisable stock options granted to him under Company stock option plans. Also includes 12,061 shares owned by Mr. Preyer's spouse as to which he shares voting and investment power. Does not include 63,279 shares held by trusts, the sole beneficiaries of which are Mr. Preyer's children and the trustee of which is Mr. Preyer's sister. Mr. Preyer denies beneficial ownership of the foregoing shares owned by his spouse and held by such trusts.

(6) Includes 137,866 shares that Mr. Biltz has the right to acquire under presently exercisable options granted to him under Company stock option plans.

(7) Includes 175,800 shares that Mr. Holcombe has the right to acquire under presently exercisable options granted to him under Company stock option plans.

(8) Includes 168,300 shares that Mr. Rowlenson has the right to acquire under presently exercisable options granted to him under Company stock option plans. Also includes 18,237 shares owned by Mr. Rowlenson's spouse as to which he shares voting and investment power. Does not include 13,550 shares held by trusts, the sole beneficiaries of which are Mr. Rowlenson's children and the trustee of which is Mr. Rowlenson's brother-in-law. Mr. Rowlenson denies beneficial ownership of the foregoing shares owned by his spouse and held by such trusts.

(9) Includes 4,000 shares that Mr. Brantley has the right to acquire under presently exercisable options granted to him under Company stock option plans.

(10) Includes 8,500 shares that Mrs. Bray has the right to acquire under presently exercisable options granted to her under Company stock option plans.

(11) Includes 8,500 shares that Mr. DeMichele has the right to acquire under presently exercisable options granted to him under Company stock option plans and 1,020,292 shares held by the Smith Richardson Foundation, of which Mr. DeMichele serves as one of eight trustees. The shares held by the Smith Richardson Foundation are also reported as beneficially owned by Stuart S. Richardson. Mr. DeMichele denies beneficial ownership of the shares held by such foundation.

(12) Includes 8,500 shares that Mr. Preyer has the right to acquire under presently exercisable options granted to him under Company stock option plans and 28,245 shares held by Mr. Preyer's spouse. Mr. Preyer denies beneficial ownership of the foregoing shares owned by his spouse. The shares shown do not include 6,559 shares held by a trust of which Mr. Preyer may be deemed to share investment power but over which he has no voting power.

(13) Includes 4,000 shares that Mr. Silverberg has the right to acquire under presently exercisable options granted to him under Company stock option plans and 45,486 shares that represent Mr. Silverberg's pro rata ownership of Common Stock owned by a corporation of which he is an officer, director and principal shareholder.

(14) Includes 2,963,915 shares that directors and executive officers have the right to purchase under presently exercisable options granted to them under Company stock option plans.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Under federal securities laws, the Company's directors, its executive officers, and any persons holding more than 10 percent of the Company's stock are required to report their ownership of the Company's stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates. During fiscal 1997, all of these filing requirements were satisfied by the Company's directors, officers and 10 percent holders. In making these statements, the Company has relied on the written representations of its directors, officers and 10 percent holders and copies of the reports that they have filed with the Commission.

                              ELECTION OF DIRECTORS

            It is intended that the persons named in the accompanying proxy will vote for the three nominees listed below for directors, unless the authority to do so is withheld. A plurality of the votes cast is required to elect each director, and, as a result, broker nonvotes will not affect the election results if a quorum is present. In the event that any nominee should not be available to serve for any reason, the proxy holders may vote for substitute nominees designated by the Board of Directors. The Board of Directors has no reason to believe any of the nominees named below will be unavailable to serve as a member of the Board of Directors. All three nominees are presently members of the Board of Directors of the Company.

            The Board of Directors of the Company is divided into three classes:
Class I, Class II and Class III. In accordance with this classification, the members of Class II of the Board of Directors are to be elected at this Annual Meeting. If elected, the nominees will serve until the 2001 Annual Meeting of Shareholders. The directors designated as Class III have been previously elected to serve until the 1999 Annual Meeting of Shareholders and the directors designated as Class I have been previously elected to serve until the 2000 Annual Meeting of Shareholders.

                                                                        Director
Name, Age and Principal Occupation for Last Five Years                   Since
------------------------------------------------------                   -----

Nominees for Three-Year Term (Class II)

F. Cooper Brantley, 50, Member, Adams Kleemeier Hagan Hannah & Fouts,
P.L.L.C. (Attorneys-at-Law), 1971-present; formerly President of
Brantley Communications, Inc., a cellular system owner and operator.       1995

Haynes G. Griffin, 51, Chairman of the Board and Co-Chief Executive
Officer of the Company, 1996-present; President and Chief Executive
Officer of the Company, 1984-1996; Chairman of the Board of
International Wireless Communications Holdings, Inc.; director,
Lexington Global Asset Managers, Inc., a diversified financial services company, Geotek Communications, Inc. and Inter--Act Systems,
Incorporated.                                                              1984

L. Richardson Preyer, Sr., 79, Private Investor; Distinguished Fellow
in Public Policy, University of North Carolina at Greensboro,
1981-1992; director, Lexington Global Asset Managers, Inc.                 1985

Continuing Directors (Class III)

Robert M. DeMichele, 53, President, Chief Executive Officer and
Director of Lexington Global Asset Managers, Inc., 1995-present;
President, Chief Executive Officer and Director of Piedmont
Management Company, Inc., 1981-1995; director, The Navigators Group,
Inc., Chartwell Reinsurance Co. and Inter--Act Systems, Incorporated.       1987

Stephen R. Leeolou, 42, President, Co-Chief Executive Officer and
Secretary of the Company, 1996-present; Executive Vice President, Chief Operating Officer and Secretary of the Company, 1984-1996; Chairman of
the Board of Inter--Act Systems, Incorporated; director, International
Wireless Communications Holdings, Inc.                                     1984

L. Richardson Preyer, Jr., 50, Vice Chairman of the Board, Executive
Vice President, Treasurer and Assistant Secretary of the Company,
1984-present; director, Inter--Act Systems, Incorporated.                  1984

Continuing Directors (Class I)

Doris R. Bray, 60, Partner, Schell Bray Aycock Abel & Livingston
P.L.L.C. (Attorneys-at-Law), 1987-present; director, Cone Mills
Corporation                                                                1994

Stuart S. Richardson, 51, Vice Chairman of the Board of the Company, 1996-present; Chairman of the Board of the Company, 1985-1996; Chairman
of the Board of Lexington Global Asset Managers, Inc., 1995-present;
executive of Piedmont Management Company, Inc., 1985-1995, Vice
Chairman, 1986-1995; director, Chartwell Reinsurance Co. and Inter--Act
Systems, Incorporated.                                                     1985

Robert A. Silverberg, 63, Executive Vice President and Director of
Vectra Banking Corporation,1995-present; Chairman of the Board and
President of First Denver Corporation and Chairman of the Board of its subsidiary, First National Bank of Denver, 1981-1995; President and
Chairman of the Board of 181 Realty Company, Inc., a commercial real estate holding company, 1968-present; director, Inter--Act Systems,
Incorporated.                                                              1985


         During 1997, there were four meetings of the Board of Directors of the Company. Each of the directors attended more than 75% of the total number of meetings of the Board of Directors and of committees of which he or she is a member.

         The Board of Directors has a Compensation Committee that met three times during 1997. See "Executive Compensation" -- "Compensation Committee Report on Executive Compensation" and "Compensation Committee Interlocks and Insider Participation."

         The Board of Directors has an Audit Committee that confers with the Company's independent auditors and reviews the scope of auditing of the Company's books and accounts and reports submitted by the officers. The Committee also reviews, with the independent auditors and appropriate Company personnel, procedures and methods employed in connection with the Company's internal audit program and management policies relating to such program. The Audit Committee met twice during 1997. Members of the Audit Committee are Robert
A. Silverberg, Chairman, Robert M. DeMichele, and F. Cooper Brantley.

         The Company has no standing Nominating Committee.

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

            The following table sets forth cash and certain other compensation paid or accrued by the Company for its six most highly compensated executive officers (the "Named Executive Officers") for the years ended December 31, 1997, 1996 and 1995, respectively:

                           Summary Compensation Table


                                                                                           Long Term Compensation
                                                                                     ----------------------------------
                                                      Annual Compensation                      Awards           Payouts
                                               ----------------------------------    ------------------------   -------
                                                                          Other      Restricted    Securities              All Other
                                                                         Annual        Stock       Underlying      LTIP     Compen-
                                                                         Compen-      Award(s)      Options      Payouts    sation
    Name and Principal Position       Year    Salary ($)   Bonus ($)    sation ($)      ($)          (1)(#)        ($)      ($)(2)
    ---------------------------       ----    ----------   ---------    ----------      ---          ------        ---      ------
Haynes G. Griffin                     1997     410,670      197,000        --            --         390,000         --       4,750
  Chairman of the Board and           1996     410,670      198,445        --            --         150,000         --       4,500
  Co-Chief Executive Officer          1995     398,385      204,582        --            --         150,000         --       4,500
Stephen R. Leeolou                    1997     410,670      197,000        --            --         390,000         --       4,750
  President and Co-Chief              1996     370,413      199,099        --            --         150,000         --       4,500
  Executive Officer                   1995     359,357      205,164        --            --         150,000         --       4,500
L. Richardson Preyer, Jr.             1997     366,911      172,000        --            --         390,000         --       4,750
  Executive Vice President            1996     358,911      179,762        --            --         150,000         --       4,500
  and Treasurer                       1995     348,205      185,322        --            --         150,000         --       4,500
Timothy G. Biltz                      1997     194,000       78,400        --            --          76,500         --       4,750
  Executive Vice President and        1996     152,000       62,130        --            --          90,000         --       4,500
  President, US Wireless Operations   1995     145,000       64,050        --            --          45,000         --       4,500
Stephen L. Holcombe                   1997     200,000       68,600        --            --          76,500         --       4,750
  Executive Vice President and        1996     181,000       68,938        --            --          90,000         --       4,500
  Chief Financial Officer             1995     172,530       71,070        --            --          45,000         --       4,500
Richard C. Rowlenson                  1997     200,000       68,600        --            --          76,500         --       4,750
  Executive Vice President and        1996     181,000       68,938        --            --          90,000         --       4,500
  General Counsel                     1995     172,530       71,070        --            --          45,000         --       4,500

----------

(1) Options were granted under Company stock option plans. There were no new options granted in 1997. Options reported for 1997 reflect repricing of options granted in prior fiscal years. See "Compensation Committee Report on Executive Compensation" -- "Option Repricings in Last Fiscal Year."

(2) Amounts shown represent the Company's contribution to its 401(k) Plan, except that amounts shown for 1996 includes payments made in lieu of Company contributions not allowed by I.R.S. limitations in the following amounts: Mr. Griffin - $630; Mr. Leeolou - $630; Mr. Preyer - $630; Mr. Biltz - $750; Mr. Holcombe - $380; and Mr. Rowlenson - $880.

Stock Options

         There were no new stock options granted to the Named Executive Officers during 1997. See "Compensation Committee Report on Executive Compensation" -- "Executive Officer Compensation" - "Stock Options."

Option Exercises and Holdings

         The following table shows stock options exercised by the Named Executive Officers during 1997, including the aggregate value of gains on the date of exercise (the "Value Realized"). In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options owned by the Named Executive Officers as of December 31, 1997. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

   Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

                                                                                                 Value of Unexercised
                                                                   Number of Securities              In-the-Money
                                                                  Underlying Unexercised         Options at Year-End
                                                                  Options at Year-End (#)              ($)(1)
                            Shares Acquired                     ---------------------------    ---------------------------
Name                        On Exercise (#)  Value Realized ($) Exercisable   Unexercisable    Exercisable   Unexercisable
----                        ---------------  ------------------ -----------   -------------    -----------   -------------
Haynes G. Griffin                   --              --           558,000         312,000         503,250         569,250
Stephen R. Leeolou                  --              --           558,000         312,000         503,250         569,250
L. Richardson Preyer, Jr            --              --           558,000         312,000         503,250         569,250
Timothy G. Biltz                    --              --           116,583         136,933          61,875         148,500
Stephen L. Holcombe               15,000         131,700         142,500          16,999          61,875         148,500
Richard C. Rowlenson                --              --           135,000          16,999          61,875         148,500

----------

(1) The closing sales price of the Common Stock on December 31, 1997, the last trading day of 1997, was $12.75 as reported on NASDAQ.

Directors' Fees

         Five of the nine present directors are not salaried employees of the Company. For their services, those directors are paid a retainer at an annual rate of $12,000 plus $1,000 for the first in-person Board or Board Committee meeting in any one day, and $500 for each telephonic meeting or for each additional meeting on the same day that they attend. Salaried employees receive no additional compensation for their services as directors.

Employment and Other Related Agreements

         As of March 1, 1995, the Company entered into three-year employment agreements with Messrs. Griffin, Preyer, Jr., and Leeolou effectively extending existing agreements that expired on February 28, 1995. Following the initial three-year term, the agreements continue from year to year until terminated by either party on one year's notice. Each agreement provides for continuation of salary and benefits for the remaining term of the agreement if employment is terminated by the Company "other than for cause" as defined in the agreement. If the executive's employment is terminated "other than for cause" following a "change in control" of the Company or if the executive terminates his employment following a "change in control" because (i) his authority and/or responsibility are substantially reduced, or (ii) he is required to move his residence from Greensboro, North Carolina or (iii) his travel obligations are materially increased without his consent, the executive is entitled to receive a payment equal to his average annual cash compensation for the immediately preceding five fiscal years, multiplied by 2.99. However, if necessary, such payment will be reduced to an amount that would cause the payment not to be disqualified from deductibility for federal income tax purposes by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), as an "excess parachute payment." Each employment agreement also provides that the executive will not compete with the Company for the term of the agreement or for one year following his termination of employment, whichever is later.

         As of October 1, 1990, the Company implemented an Executive Officer Long-Term Compensation Plan in which four executive officers participate. Under this plan, Haynes G. Griffin, Stephen R. Leeolou and L. Richardson Preyer, Jr. each would earn two cash bonuses of $500,000 each and Stuart S. Richardson would earn two cash bonuses of $94,000 each if and when the consolidated net profits of the Company for four profitable consecutive quarters equal or exceed $20 million and $40 million, respectively. In order to be entitled to his bonuses, the participating executive officer must be employed by the Company at the end of the applicable period or his employment must have been previously terminated "other than for cause" prior to a "change of control" or by reason of his death or permanent disability. If there is a "change of control," the bonuses will become immediately payable.

         On March 8, 1995, the Board of Directors of the Company adopted the Senior Management Severance Plan. The Plan is available to certain senior management employees designated as participants by the Board of Directors of the Company or its Compensation Committee. The Plan provides that if the employment of a participant is terminated "other than for cause" following a "change in control" or if he terminates his employment following a "change in control" because (i) his authority and/or responsibility are substantially reduced, or
(ii) he is required to move his residence, or (iii) his travel obligations are materially increased without his consent, he is entitled to receive a payment equal to his average annual cash compensation for the immediately preceding five fiscal years, multiplied by 2.99. However, if necessary, such payment will be reduced to an amount that would cause the payment not to be disqualified from deductibility for federal income tax purposes by reason of Section 280G of the Internal Revenue Code as an "excess parachute payment." The plan requires each Plan participant, as a condition to his participation, to agree not to compete with the Company for a period of one year following termination of his employment with the Company. Messrs. Biltz, Holcombe and Rowlenson and three other executive officers of the Company have been designated participants in the Plan.

         Messrs. Richardson, Griffin, Leeolou, Preyer, Jr., and Holcombe own shares of stock that were granted to them pursuant to certain restricted stock agreements. The restrictions on such shares have expired. The Company has agreed that in the event there is a "change in control" (as defined in the agreements) of the Company at any time prior to December 31, 1998, the executives will be reimbursed for the income taxes they pay with respect to the restricted stock up to an amount that would not be deemed an "excess parachute payment" for federal income tax purposes (the executive's average compensation for the preceding five years, multiplied by three). Both the value of the stock bonuses and the amount of the tax reimbursements should be deductible items to the Company or an acquiror, as the case may be, for tax purposes.

Compensation Committee Report on Executive Compensation

         Decisions on compensation of the Chairman and the President, who are members of the Office of the Chief Executive, and of the other Named Executive Officers are made by the Company's Compensation Committee (the "Committee"). Two nonemployee directors currently serve as members of the Committee: Robert M. DeMichele, Chairman, and Robert A. Silverberg. In addition, compensation decisions regarding the Chief Executive Officer and the other Named Executive Officers are generally reviewed and ratified by the full Board of Directors.

         Since 1986, the Company has employed independent consultants in connection with compensation matters to compile for review and analysis objective survey information from other companies both within and outside of the industry to establish a range of benchmarks for salary, bonus, and other incentives for executive officers with similar positions and responsibilities.

     Compensation Philosophy

         The Company's compensation policies are designed to attract and retain competent management. The Board's goal is to provide competitive salaries to its executive officers and to give them performance incentives to motivate superior performance on behalf of the Company and its shareholders. The Company has generally used two types of incentive compensation: annual bonuses, payable in cash or in stock, and long-term compensation in the form of stock options and restricted stock bonuses and, in the case of its officer-directors, cash bonuses linked to specific performance goals. The Committee believes that linking long-term compensation to the value of the Company's Common Stock is especially effective because it aligns the interests of management with those of the Company's shareholders.

     Executive Officer Compensation

         Annual Compensation. The Board approved increases of up to 27.6% in the salaries of the Named Executive Officers during 1997. The percentage salary increases were based upon industry salary levels, economic factors such as inflation and base salary as it relates to the value of the total compensation package established for the Named Executive Officers. The Committee considers annual cash and stock bonus awards as an integral part of the Company's financial incentive package to achieve the Company's goals. Bonuses for the Chairman, the President and other Named Executive Officers are based upon the Company's performance during the year in a number of measurable areas.

         In making decisions with regard to annual bonuses to Named Executive Officers, the Committee examines three key areas:

         1. Performance of the Company against the operating and financial targets established by the Board of Directors each year by adoption of the annual operating plan;

         2. The specific actions of Named Executive Officers to respond effectively to outside factors such as economic trends and industry competitive factors that can impact the Company's operating performance; and

         3. The ability of Named Executive Officers to initiate and manage the Company's joint venture investments and expansion opportunities.


         Annual bonuses for 1997 were determined in early 1998 based upon the Named Executive Officers' contributions to the Company's achievements in the following performance areas: net gain in subscribers; reduction of marketing costs per new subscriber; maintenance of revenue per subscriber; increase in service revenue; control of operating expenses and increase in operating cash flow; and achievement of net profitability. The Named Executive Officers' performance also was evaluated as to their ability to manage and achieve specific and quantitative targets for the subsidiary equity investments, while maintaining the competitive thrust of the Company's core wireless telecommunications business. The Committee's determination of annual bonuses is within its discretion, and it uses the Company's performance relative to target performance contained in the Company's operating plan as a standard in assessing the performance of the Named Executive Officers. However, no quantifiable weight was given to any particular performance area in the consideration of 1997 bonuses; rather, the Committee considered the aggregate results, which, in the Committee's opinion, were outstanding.

         The Committee approved in early 1998 cash bonuses for the Named Executive Officers ranging from 25.54% to 32.42% of their total cash compensation based on the Company's performance for the past year. The Committee and the Board considered these bonuses appropriate in view of their overall assessment that the performance of each Named Executive Officer had been outstanding.

         Long-Term Compensation. The Company's long-term incentive compensation awards are designed to encourage the retention of key executives. Long-term compensation for Messrs. Griffin and Leeolou, members of the Office of the Chief Executive, and for other officer-directors, including Mr. Preyer, Jr., consists of two elements, both of which have been in place for some time: (i) stock options and other forms of stock compensation and (ii) a long-term cash incentive bonus.

         Stock Options. The Company currently has an Amended and Restated Stock Compensation Plan and a 1989 Stock Option Plan under which incentive and nonqualified stock options have been granted in the past, some of which remain outstanding. However, no further grants may be made under these plans. At the 1994 Annual Meeting of Shareholders, the 1994 Long-Term Incentive Plan (the "1994 Plan"), which provides for the grant of incentive and nonqualified options, stock bonuses and restricted stock, was approved. The 1994 Plan was amended and restated by the Board of Directors in 1997 and was approved at the 1997 Annual Meeting of Shareholders. The Company believes that stock options granted under all of these plans are performance-based and, therefore, deductible by the Company under Section 162(m) of the Internal Revenue Code. The 1994 Plan provides for other types of compensation, such as stock bonuses and restricted stock, which will be performance-based only if performance goals are established by the Committee in compliance with Section 162(m). The Committee administers these plans and determines, in its discretion, what grants will be made thereunder. Under these plans, stock options were granted to Named Executive Officers in 1987, 1990, 1993, 1994, 1995 and 1996. In January 1997,
the Committee considered the fact that many of the previously granted options had exercise prices at substantially above the prevailing market value because of the depressed market value of the Company's Common Stock and that this circumstance was having a detrimental effect on management's morale. In the Committee's opinion, the depressed market value of the Company's stock was attributable not to the Company's performance but to general market conditions that were beyond the control of the Company and its employees. Therefore, the Committee decided during 1997, it would offer no new options to employees, but would instead offer to employees, including the Named Executive Officers, the opportunity to surrender certain options in exchange for a reduced number of options at an exercise price of $15.69, which was equal to the then fair market value of the stock. The market price for the shares continued to decline and, therefore, in April 1997, the Committee reduced the prices at which these options could be exercised to $10.00, the market value of the Company's Common Stock at the time. For further information regarding the options repriced in 1997, see "Option Repricings in Last Fiscal Year" below. The Committee believes that all grants to Named Executive Officers under these Plans are performance-based for purposes of Section 162(m).


         Long-Term Cash Incentives. A long-term cash bonus opportunity was established in 1990 under the Company's Executive Officer Long-term Incentive Compensation Plan, which was adopted in conjunction with employment agreements between the Company and its officer-directors. It is a bonus opportunity pursuant to which Messrs. Griffin, Leeolou and Preyer, Jr. can earn two bonuses of $500,000 each at any time prior to September 30, 1998 if the Company achieves certain profitability levels. The Company believes that its deduction of this compensation, if paid, will not be limited by Section 162(m) of the Internal Revenue Code because it is payable under a written binding contract that was in effect on February 17, 1993. See "Employment and Other Related Agreements."

     Compensation of the Members of the Office of the Chief Executive

Haynes G. Griffin and Stephen R. Leeolou are, and were for all of 1997, members of the office of the Chief Executive.

         Annual Compensation. Based on information available to it, the Committee believes that the salaries of Messrs. Griffin and Leeolou are generally competitive with those of others holding comparable positions in the industry. Historically, executive salaries have been reviewed in mid-year. However, in response to a suggestion by management, the Committee has established January 1 as the normal review date for the Company's executive officers, and reviews of the salaries of Messrs. Griffin and Leeolou were deferred to January 1, 1997. The Committee approved in early 1998 cash bonuses in the amount of $197,000 each for Messrs. Griffin and Leeolou. These bonuses represented 32.42% of the total 1997 cash compensation of Messrs. Griffin and Leeolou from the Company. In determining the amount of these bonuses, the Committee recognized the achievements detailed under "Executive Officer Compensation" -- "Annual Compensation" above. Mr. Griffin serves as Chairman of the Board of Directors of International Wireless Communications Holdings, Inc. ("IWCH") and has principal oversight over the Company's 36.1% equity interest in that company. Mr. Leeolou serves as Chairman of the Board of Directors and Chief Executive Officer of Inter--Act Systems, Incorporated ("Inter--Act ") and has principal oversight over the Company's 24.3% equity interest in that company. Messrs. Griffin and Leeolou receive from IWCH and Inter--Act, respectively, salaries of $50,000 each, which are considered by the Compensation Committee in establishing their annual compensation.

         Long-Term Compensation. Neither Mr. Griffin nor Mr. Leeolou were granted new stock options in 1997.

     Option Repricings in Last Fiscal Year

         The following table sets forth the Option repricing described above, see "Executive Officer Compensation"-- "Stock Options" above.


                                                                                                                       Length of
                                                                                                                       Original
                                                                                                                         Term
                                              Number of Securities  Market Price   Exercise Price                     Remaining at
                                               Underlying Options    at Time of      at Time of         New Exercise    Date of
Name                              Date (1)        Repriced (#)      Repricing ($)   Repricing ($)        Price ($)     Repricing
----                              --------        ------------      -------------   -------------        ---------     ---------
Haynes G. Griffin                 4/29/97         390,000(2)            10.00      21.50 -25.125            10.00      7-9 Years
Stephen L. Leeolou                4/29/97         390,000(2)            10.00      21.50 -25.125            10.00      7-9 Years
L. Richardson Preyer, Jr          4/29/97         390,000(2)            10.00      21.50 -25.125            10.00      7-9 Years
Timothy G. Biltz                  4/29/97          76,500(3)            10.00      21.625-25.125            10.00      7-9 Years
Stephen L. Holcombe               4/29/97          76,500(3)            10.00      21.625-25.125            10.00      7-9 Years
Richard C. Rowlenson              4/29/97          76,500(3)            10.00      21.625-25.125            10.00      7-9 Years

------------

(1) Although there were no new options granted in 1997, on January 17, 1997, the Board of Directors authorized the reissuance of options with exercise prices above $20.00 that had been granted under the Company's 1994 Long-Term Incentive Plan. Optionees surrendering options with an exercise price of $24.75 or above received 20% fewer options and optionees surrendering options with an exercise price above $20.00 but below $24.75 received 10% fewer options. The replacement options were initially priced to an exercise price of $15.69 and subsequently on April 29, 1997, to an exercise price of $10.00 and are exercisable until 1/17/07.

(2) Replaced options to purchase 450,000 shares and includes 202,500 options issued in place of 225,000 options granted 5/31/94 at an exercise price of $21.50; 120,000 options issued in place of 150,000 options granted 3/6/95 at an exercise price of $25.125; and 67,500 options issued in place of 75,000 options granted 10/21/96 at an exercise price of $21.625.

(3) Replaced options to purchase 90,000 shares and includes 36,000 options issued in place of 45,000 options granted 3/6/95 at an exercise price of $25.125; and 40,500 options issued in place of 45,000 options granted 10/21/96 at an exercise price of $21.625.

               Robert M. DeMichele            Robert A. Silverberg


Compensation Committee Interlocks and Insider Participation

         Robert M. DeMichele, a member of the Company's Compensation Committee, is a director and executive officer of Lexington Global Asset Managers, Inc. Haynes G. Griffin, Co-Chief Executive Officer of the Company, and Stuart S. Richardson, Vice Chairman of the Board of the Company, serve on the Board of Directors of Lexington Global Asset Managers, Inc.

Performance Graph

         The graph shown below compares the Company's cumulative, five-year shareholder return on an indexed basis with the S&P 500 Stock Index and the CRSP Index of NASDAQ Telecommunications Stocks.


           COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN


                                   12/92    12/93     12/94     12/95     12/96     12/97
                                   -----    -----     -----     -----     -----     -----
Vanguard Cellular Systems, Inc.     100      110       144       114        88        71
S&P 500                             100      109       112       153       189       254
NASDAQ Telecommunications           100      154       129       169       172       252

                              CERTAIN TRANSACTIONS

               As of December 31, 1997, the Company had approximately a 36% ownership interest in International Wireless Communications Holdings, Inc. ("IWCH"), which interest represented an investment of approximately $13.8 million. IWCH is a development stage company that secures, builds and operates wireless businesses primarily in Asia and Latin America. During 1997, the Company loaned $966,000 to IWCH as a participating lender under IWCH's $7 million Senior Exchangeable Debt Facility

               In 1997, the Company acquired a 7% equity ownership interest in Star Digitel Limited ("SDL"). IWCH owns 40% of SDL, a Hong Kong company whose principal business activities relate to the provision and development of cellular telecommunications services in the People's Republic of China. Haynes
G. Griffin is a director of SDL. As of December 31, 1997, the Company had invested $5.1 million of a total commitment of $8.4 million for its interest in SDL. The remaining amount of $3.3 million is to be paid by June 30, 1998. In addition to the foregoing investment, the Company has also guaranteed obligations of SDL totaling $14.1 million, which include guarantees of $7.2 million made by the Company on behalf of IWCH.

               In 1997 the Company acquired a 12% equity ownership interest in International Wireless Communications Pakistan ("IWCP") which is a 51% owner of the company that owns and operates the cellular license in Pakistan. IWCH owns 39% of IWCP. As of December 31, 1997, the Company had invested approximately $7 million for its interest in IWCP and an additional $1.7 million in capital calls and fees for a total capital investment of $8.8 million in 1997. In addition, the Company provided approximately $3 million to IWCH as part of IWCH's purchase of its 39% interest in IWCP.

               In return for the foregoing loans and guarantees on behalf of IWCH, the Company received warrants to purchase IWCH common stock valued at $486,000 on August 18, 1997. Haynes G. Griffin, Chairman of the Board and Co-Chief Executive Officer of the Company, serves as Chairman of the Board of IWCH and holds options to purchase 400,000 shares of IWCH common stock. In addition, the other executive officers of the Company hold options to purchase an aggregate amount of 67,500 shares of IWCH common stock, and employees of the Company who are not also executive officers hold options to purchase an aggregate amount of 87,250 shares.

               As of December 31, 1997, the Company owned 24.3% of the outstanding common stock of Inter--Act Systems, Incorporated
("Inter--Act"), a development stage company that provides targeted promotions to retail customers at the point of entry at a retail-outlet, primarily supermarkets, through a computer-equipped kiosk. Stephen R. Leeolou serves as Chairman and Chief Executive Officer of Inter--Act and Messrs. Richardson, Griffin, Preyer, Jr., DeMichele and Silverberg serve as directors of Inter--Act. Michael Leeolou, an Executive Officer of Inter--Act, is the brother of Stephen R. Leeolou. By agreement with certain shareholders of Inter--Act, the Company has the right to designate six members of Inter--Act's Board until Inter--Act effects an underwritten public offering of common stock.

               During 1997, the Company provided certain management services to Inter--Act under the terms of a management services agreement and received approximately $218,000 and 10,000 shares of Inter--Act common stock. Under this agreement, the Company provided services to Inter--Act, including developing accounting, human resources, information management, legal compliance, sales training, research and development, business development and operation procedures, systems and programs.

         The Company's investments in IWCH and Inter--Act have been approved by the disinterested nonemployee directors of the Company after a determination that each was in the best interests of the Company.

         Doris R. Bray is a partner of Schell, Bray, Aycock, Abel & Livingston P.L.L.C., a law firm that provided legal services to the Company in 1997, and F. Cooper Brantley is a member and partner of Adams Kleemeier Hagan Hannah & Fouts P.L.L.C., a law firm that also provided legal services to the Company in 1997.


                              INDEPENDENT AUDITORS

         The accounting firm of Arthur Andersen LLP has been selected by the Board of Directors as independent auditors of the Company for the fiscal year ending December 31, 1998. Arthur Andersen LLP has conducted the audit of the Company's year-end financial statements since its inception.

         A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will be given the opportunity to make a statement if he or she desires to do so. Such representative will be available to respond to questions relating to the audit of the Company's 1997 financial statements.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS.

                         PROPOSAL OF SECURITIES HOLDERS

         A proposal of a security holder of the Company intended to be presented at the next Annual Meeting of Shareholders must be received at the Company's principal executive offices on or before December 21, 1998 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

                                  OTHER MATTERS

         Management is not aware of any matter to be brought before the Annual Meeting other than the matters described herein. However, if other matters do come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgement on such matters.

                                    By Order of the Board of Directors


April 20, 1998

                                                                    APPENDIX A

                        VANGUARD CELLULAR SYSTEMS, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 19, 1998
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stuart S. Richardson, Haynes G. Griffin and Stephen R. Leeolou, or any of them, proxies with full power of substitution to vote all shares of Class A Common Stock of Vanguard Cellular Systems, Inc. standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 19, 1998, and any adjournment thereof.

                         (TO BE SIGNED ON REVERSE SIDE.)


                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                        VANGUARD CELLULAR SYSTEMS, INC.

                                  MAY 19, 1998



                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
-----------------------------------------------------------------------------

A [X] Please mark your votes as in this example.

1. Election of Directors (Class II):

   [ ] FOR all nominees listed at right (except as indicated to the contrary below)

   [ ] WITHHOLD AUTHORITY to vote for all nominees listed at right

         NOMINEES: F. Cooper Brantley
                   Haynes G. Griffin
                   L. Richardson Preyer, Sr.

         To withhold authority to vote for any nominee or nominees, write the nominee's name in the space provided below.

         --------------------------------------------------------------------


2. To ratify the appointment of Arthur Andersen LLP as the Company's auditors for 1998.

                  [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN THE PROXY STATEMENT AND FOR PROPOSAL 2.


Signature
          -------------------------------

Signature
          -------------------------------
            SIGNATURE IF HELD JOINTLY

Dated                      , 1998
      --------------------


IMPORTANT:  Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.